CERTIFICATE OF DESIGNATIONS OF

               SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK

                                       AND

               SERIES B PARTICIPATING CONVERTIBLE PREFERRED STOCK

                                       OF

                               GRAPHON CORPORATION



                    Pursuant to Section 151(a) of the General
                    Corporation Law of the State of Delaware


      GraphOn Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151(a) of the General Corporation Law of the State of Delaware, said Board of Directors adopted the following resolutions by unanimous written consent dated as of January 25, 2005, which remain in full force and effect as of the date hereof:

      WHEREAS, the Board of Directors of the Corporation is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, and the liquidation preferences of any wholly unissued classes of preferred shares, and the number of shares constituting any such classes and the designation thereof or any of them;

      WHEREAS, the Board of Directors desires to provide for the issue of two series (each, a "Series") of preferred shares of the Corporation, designated as "Series A Participating Convertible Preferred Stock," consisting of 162,963 shares, and "Series B Participating Convertible Preferred Stock," consisting of 81,478 shares, and to fix the rights, preferences, privileges, restrictions and other matters relating to said two series;

           NOW, THEREFORE, BE IT RESOLVED, that the Series A Participating Convertible Preferred Stock and the Series B Participating Convertible Preferred Stock of GraphOn Corporation, a Delaware corporation (the "Corporation"), having the rights, preferences, privileges and

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      restrictions, and the number of shares constituting each such series and the designation of each such series, set forth below be, and they hereby are, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Certificate of Incorporation.

           1. Number and Designation. The Series A Participating Convertible Preferred Stock shall consist of 162,963 shares of Preferred Stock of the Corporation and shall be designated the Series A Participating Convertible Preferred Stock (the "Series A Stock"). The Series B Participating Convertible Preferred Stock shall consist of 81,478 shares of Preferred Stock of the Corporation and shall be designated the Series B Participating Convertible Preferred Stock (the "Series B Stock"). The number of authorized shares of either Series may be reduced to the extent any such shares are not issued and outstanding due to either (i) the conversion of Series A Stock or Series B Stock to Common Stock pursuant to the terms of Section 5 below or (ii) the automatic conversion of warrants to purchase Series B Stock into warrants to purchase the Corporation's Common Stock, but the number of authorized shares of either Series shall not be increased except with the approval of the holders of not less than a majority of the outstanding shares of the Series affected thereby. Any increase or decrease in the number of authorized shares of either Series shall be effectuated by further resolution duly adopted by the Board of Directors of the Corporation and by filing an amendment to this Certificate of Designations pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized. None of the shares of Series A Stock or Series B Stock has been issued.

           2. Dividends.

                A. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series A Holders and the Series B Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 2A. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series A Holder and to each Series B Holder such holder's share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the aggregate number of shares of Common Stock then obtainable upon conversion of such holder's Series A Stock or Series B Stock.

                B. In addition to the participation by the holders of Series A Stock and Series B Stock in the dividends declared and paid upon Common Stock, the Series A Holders and Series B Holders will be entitled to receive a cumulative dividend of 10% per annum, with such dividend accruing beginning on July 1, 2005 and payable on a quarterly basis, if the Amendment (as hereinafter defined) is not effective prior to such date, and any dividends not paid on scheduled payment dates pursuant to this subsection will accrue and compound on a quarterly basis at a rate of 10% per annum.


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

           3. Voting Rights.

                A. Except as otherwise required by law or as set forth herein, the Series A Holders and Series B Holders shall be entitled to notice of any shareholders' meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock on the following basis: the Series A Holders and Series B Holders shall have that number of votes equal to the aggregate number of shares of Common Stock into which their outstanding Series A Stock and outstanding Series B Stock is then convertible. Notwithstanding the foregoing, the Series A Holders shall be entitled to ten times the number of votes to which such Series A Holders are otherwise entitled as set forth in the previous sentence in voting on whether to approve the Corporation's proposed amendment of its Certificate of Incorporation to increase the authorized number of shares of Common Stock to 195,000,000 shares (the "Amendment").

                B. In addition to any other rights provided by law, so long as any Series A Stock or Series B Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series thereby affected, voting or consenting separately and exclusively as a Series, will not:

                     (i) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter adversely the liquidation preferences of, or other priorities, rights or privileges provided for the benefit of, any Series A Stock or Series B Stock; or

                     (ii) authorize or issue shares of any class or series of stock (other than the Series A Stock and Series B Stock) having any preference or priority as to dividends, voting or liquidation or other rights superior to any such preference, priority, right or privilege of the Series A Stock or Series B Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, voting or liquidation or other rights superior to any such preference, priority, right or privilege of the Series A Stock or Series B Stock; or

                     (iii)reclassify any class or series of stock junior to the Series A Stock or Series B Stock into stock senior to the Series A Stock or Series B Stock with respect to any preference, priority, right or privilege; or

                     (iv) elect to (w) sell or otherwise dispose of all or substantially all of the assets of the Corporation, (x) merge or consolidate the Corporation with or into any other corporation or other entity in any transaction as a result of which the stockholders of the Corporation immediately prior to such transaction do not hold a majority of the combined voting power of the surviving corporation


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

           or other entity immediately after such transaction, (y) wind up, dissolve or liquidate the Corporation or (z) revoke any such election.

           4. Preference Upon Liquidation.

                A. Upon any liquidation, dissolution or winding up of the Corporation, each Series A Holder and each Series B Holder will be entitled to be paid, before any distribution or payment is made upon any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value (as defined in Section 6C below) of all shares of Series A Stock and Series B Stock held by such holder, plus accrued dividends thereon, if any; thereafter, each Series A Holder and Series B Holder will participate in any distribution or payment on a pro rata basis with all Junior Securities as if such holder's Series A Stock and Series B Stock had been converted into Common Stock pursuant to the Conversion Price.

                B. Notwithstanding Section 5D below, the reorganization, consolidation or the merger of the Corporation into or with any other corporation(s) or other entity(ies) (other than a transaction as a result of which the stockholders of the Corporation immediately prior to such transaction hold a majority of the combined voting power of the surviving entity immediately after such transaction) (a "Reorganization"), the sale, lease, licensing, exchange or other transfer by the Corporation of all or any material part of its assets or the commencement by the Corporation of a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making of an assignment for the benefit of its creditors, or an admission in writing of its inability to pay its debts generally as they become due (any of such actions or events, a "Material Event"), will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
      Section 4. Notwithstanding the foregoing, any Series A Holder or Series B Holder may elect, in such holder's sole discretion, upon written notice to the Corporation not less than three (3) days before any such Reorganization, for such Reorganization of the Corporation not to be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4 with respect to such holder's shares.

           5.   Conversion into Conversion Stock

                A. Conversion.

                     (i) Mandatory Conversion. All of the outstanding shares of Series A Stock and Series B Stock will be automatically converted upon the effectiveness of the Amendment; provided that the Corporation simultaneously reserves for issuance upon conversion of the Series A Stock and Series B Stock or exercise of the Exchange Warrants a number of shares of Common Stock equal to the aggregate number of shares of Common Stock then issuable (x) upon conversion of


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

           all the Series A Stock and Series B Stock or (y) upon exercise of the Exchange Warrants. Written notice of such mandatory conversion shall be delivered to all holders of Series A Stock and Series B Stock as soon as reasonably possible following the approval of the Amendment.

                     (ii) As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder:

                          (a) a certificate or certificates representing the
                number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                          (b) a certificate representing any shares of Series A
                Stock or Series B Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                     (iii)No fractional shares of Conversion Stock shall be issued upon any conversion. In lieu of any fractional share of Conversion Stock that would have been issuable upon any conversion, the Corporation will pay the holder of the Conversion Stock the Fair Market Value of such fractional share.

                     (iv) The issuance of certificates for shares of Conversion Stock upon conversion of Series A Stock or Series B Stock will be made without charge.

                     (v) The Corporation will not close its books against the transfer of Series A Stock, Series B Stock or of Conversion Stock issued or issuable upon conversion of Series A Stock or Series B Stock in any manner which interferes with the conversion of Series A Stock or Series B Stock.

                B. Conversion Price. In order to prevent dilution of the conversion rights granted under this Section, each Conversion Price will be subject to adjustment from time to time pursuant to this Section 5.

                C. Subdivision or Combination of Common Stock; Dissolution.

                     (i) If the Corporation at any time or from time to time following the Original Issue Date subdivides (by any reclassification, stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will, concurrently with the effectiveness of such subdivision, be proportionately reduced, and if the Corporation at any time combines (by reclassification, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination


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

           will, concurrently with the effectiveness of such combination, be proportionately increased. In the event of any such reclassification, stock split, stock dividend or subdivision, each Series A Holder and each Series B Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Stock or Series B Stock could have been converted immediately prior to such recapitalization, reclassification, stock split, subdivision or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                     (ii) In the event of a judicial or non-judicial dissolution of the Corporation, the conversion rights and privileges of the Series A Holders and Series B Holders shall terminate on a date, as fixed by the Board of Directors of the Corporation, not more than 30 days and not less than 3 days before the date of such dissolution; provided that the Series A Holders and Series B Holders receive at least 45 days prior notice of such dissolution setting forth in detail the material terms of dissolution.

                D. Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person, as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Stock and the holders of Series B Stock shall thereafter be entitled to receive, upon conversion of the Series A Stock or Series B Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Stock and the holders of Series B Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Stock or Series B Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                E. Other Adjustments.

                     (i) General. In any case to which Sections 5C and 5D hereof are not applicable, except as set forth below, where the Corporation shall issue or sell shares of its Common Stock after the Original Issue Date for a consideration per share (after subtracting the Fair Market Value of any securities or other assets transferred by the Corporation in units or otherwise together with such Common Stock ("Additional Assets")) less than the Conversion Price in effect at the time of issuance or sale of such additional shares (the "Issuance Price"), then the Conversion Price in effect hereunder for such Series shall simultaneously with such issuance or sale be reduced to


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

           an amount equal to the Issuance Price. This Section 5E shall not apply to the issuance of (i) all shares of Common Stock issued or issuable to employees, directors or consultants pursuant to any equity compensation plan that is in effect on the date of this Agreement, (ii) all shares of Common Stock issued or issuable to employees or directors pursuant to any equity compensation approved by the Series A Holders, (iii) all shares of Common Stock issued or issuable to employees, directors or consultants in the form of a hiring bonus, (iv) the warrants issued to Griffin Securities Inc. on the Original Issue Date, (iv) all shares of Common Stock issued or issuable to bona fide leasing companies, strategic partners, or major lenders, (v) all shares of Common Stock issued or issuable as the purchase price in a bona fide acquisition or merger (including reasonable fees paid in connection therewith), or (vi) all shares of Common Stock issued upon conversion or exercise of Options or other Convertible Securities outstanding on the date hereof.

                          (ii) Convertible Securities.

                          (a) In case the Corporation shall issue or sell any
                securities convertible into Common Stock of the Corporation ("Convertible Securities") (including without limitation Additional Assets) after the Original Issue Date, there shall be determined the price per share for which Common Stock is issuable upon the conversion or exchange thereof, such determination to be made by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the then-current minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the conversion or exchange of all of such Convertible Securities.

                          (b) If the price per share so determined shall be less
                than the applicable Conversion Price, then such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Convertible Securities shall by their terms provide for an increase or increases or decrease or decreases with the passage of time, in the amount of additional consideration, if any, to the Corporation, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided further, that upon the expiration of such rights of conversion or exchange of such Convertible Securities, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were issued or sold upon the conversion or exchange of such Convertible Securities, and that they were


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                issued or sold for the consideration actually received by the
                Corporation upon such conversion or exchange, plus the consideration, if any, actually received by the Corporation for the issue or sale of all of such Convertible Securities which shall have been converted or exchanged.

                            (iii)Rights and Options.

                          (a) In case the Corporation shall grant any rights,
                warrants or options to subscribe for, purchase or otherwise acquire Common Stock (collectively, "Options") after the Original Issue Date, there shall be determined the price per share for which Common Stock is issuable upon the exercise of such Options, such determination to be made by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the exercise of such Options.

                          (b) If the price per share so determined shall be less
                than the applicable Conversion Price, then the granting of such Options shall be deemed to be an issue or sale for cash (as of the date of the granting of such Options) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Options shall by their terms provide for an increase or increases or decrease or decreases, with the passage of time, in the amount of additional consideration payable to the Corporation upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided, further, that upon the expiration of such Options, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were those issued or sold upon the exercise of such Options and that they were issued or sold for the consideration actually received by the Corporation received by the Corporation for the granting of all such Options, whether or not exercised.

                F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Board of Directors of the Corporation will make an adjustment in the Conversion Price so as to protect fully and completely the rights of the Series A Holders or Series B Holders, as appropriate.

                G. Notices.

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

                     (i) Immediately upon any adjustment of the Conversion Price with respect to the Series A Stock or the Series B Stock, the Corporation will send written notice thereof to all holders of the Series thereby affected.

                     (ii) The Corporation will send written notice to all Series A Holders or Series B Holders, as appropriate, at least 20 days prior to the date on which the Corporation (a) closes its books or takes a record (1) with respect to any dividend or distribution upon Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock, or (3) for determining rights to vote on or approve any matter, (b) proposes to take any action on which the Series A Holders or Series B Holders are entitled to vote pursuant to Section 3 or (c) enters into, agrees to enter into or is subject to a Material Event as described in Section 4B.

                     (iii)All notices and other communications from the Corporation to a Series A Holder or Series B Holder shall include all material information concerning any action, proposed action or other matter referred to in the notice or communication and shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by such holder, or, until an address is so furnished, to and at the address of the last holder who has so furnished an address to the Corporation.

                H. Converted Shares. Any shares of Series A Stock or Series B stock which are converted pursuant to this Section 5 will be canceled and will not be reissued, sold or transferred.

           6. Miscellaneous.

                A. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series A Stock and Series B Stock. Upon the surrender of any certificate representing Series A Stock or Series B Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

                B. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Stock or Series B Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in


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      lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

                C. Definitions. For purposes hereof:

                "Additional Assets" has the meaning set forth in Section 5E(i).

                "Amendment" shall have the meaning set forth in Section 3A.

                "Common Stock" means the Common Stock of the Corporation, $.0001 par value per share, and includes all stock of any class or classes (however designated) of the Corporation, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Corporation (even though the right so to vote has been suspended by the happening of such a contingency).

                "Conversion Price" shall mean the Series A Conversion Price or Series B Conversion Price, as applicable.

                "Conversion Stock" shall have the meanings set forth in Section 5A(i), respectively.

                "Convertible Securities" shall have the meaning set forth in
      Section 5E(ii)(a).

                "Corporation" means GraphOn Corporation, a Delaware corporation.

                "Determination Date" means any particular date chosen for the determination of the Fair Market Value of a share of Common Stock Additional of Asset.

                "Exchange Warrants" means warrants to purchase Common Stock issued in exchange for Series B Warrants.

                "Fair Market Value" of a share of Common Stock or Additional Asset as of a Determination Date shall mean: (i), in the case of Common
      Stock:

          (a) if the Corporation's Common Stock is traded on an exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System or the NASDAQ SmallCap Market, then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date;

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

          (b) if the Common Stock is not traded on an exchange or on the NASDAQ National Market System or the NASDAQ SmallCap Market but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date;

          (c) except as provided in clause (d) below, if the Common Stock is not publicly traded, then as the holder and the Corporation agree or in the absence of agreement by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen by the Corporation (and reasonably acceptable to the majority in interest of the Series A Holders and Series B Holders) from a panel of persons qualified by education and training to pass on the matter to be decided; and

(d) if the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Corporation's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon conversion of the Series B Stock issuable upon exercise of the Warrant are outstanding at the Determination Date;

      and (ii), in the case of Additional Assets, the fair market value of such Additional Assets as reasonably determined by the Board of Directors of the Corporation, without, in the case of securities, any discount for minority ownership.

                "Issuance Price" shall have the meaning set forth in Section 5E.

                "Junior Securities" means the Common Stock and any equity securities of any kind (but not including any debt securities convertible into equity securities) which the Corporation or any Subsidiary at any time issues or is authorized to issue other than the Series A Stock and the Series B Stock, unless the terms of such security explicitly state that such security shall be senior to or on a par with the Series A Stock or Series B Stock, as the case may be.

                "Liquidation Value" means, with respect to any share of Series A Stock as of any particular date, $27.00 plus all accrued dividends, and, with respect to any share of Series B Stock as of any particular date, $40.00 plus all accrued dividends, subject, in each case, to adjustment for any and all recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends, subdivisions, combinations or similar events.

                "Material Event" shall have the meaning set forth in Section 4B.

                "Options" shall have the meaning set forth in Section
      5E(iii)(a).

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

                "Original Issue Date" means January 31, 2005 for both the Series A Stock and Series B Stock.

                "Person" and "person" means an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

                "Reorganization" shall have the meaning set forth in Section 4B.

                "Series A Conversion Price" shall mean $.27, as adjusted from time to time.

                "Series A Holder" shall mean a registered holder of Series A Stock.

                "Series A Stock" shall have the meaning set forth in Section 1.

                "Series B Conversion Price" shall mean $.40, as adjusted from time to time.

                "Series B Holder" shall mean a registered holder of Series B Stock or Series B Warrants.

                 "Series B Stock" shall have the meaning set forth in Section 1.

                "Series B Warrant" means warrants to purchase Series B Stock.

                "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

                D. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof affecting the rights of the holders of any Series without the prior approval of a majority of the outstanding shares of such Series; provided that notwithstanding Section 3B above no such action will change or affect in any way adverse to the interests of the Series A Holders or Series B Holders (a) the Conversion Price of the Series A Stock or Series B Stock or the number of shares or the class of stock into which such Series are convertible, (b) the Liquidation Value of the Series A Stock or Series B Stock, or (c) the amount of cash, securities or other property receivable or to be received by the Series A Holders or Series B Holders.

                E. Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except


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

      that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation's previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of each of the Series A Stock and Series B Stock then outstanding.

                F. Consideration Other Than Cash. In any case where the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                     (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below: (a) if the principal trading market for such securities is an exchange, the average of the high reported sale prices per share of such securities for the last five previous trading days in which a sale was reported, as officially reported on any consolidated tape, (b) if the principal market for the Common Stock is the over-the-counter market, the average of the high reported sale prices per share on such trading days as set forth by such market or, (c) if such securities are not quoted by such over-the-counter market, the average of the average of the mean of the bid and asking prices per share on such trading days as set forth in the National Quotation Bureau sheet listing such securities for such days. Notwithstanding the foregoing, if there is no reported high sale price, as the case may be, reported on any of the ten trading days preceding the event requiring a determination of fair market value hereunder, then the fair market value shall be the average of the high bid and asked prices for such days; and if there is no reported high bid and asked prices, as the case may be, reported on any of the ten trading days preceding the event requiring a determination of fair market value hereunder, then the fair market value shall be determined in good faith by resolution of the Board of Directors of the Corporation, based on the best information available to it; provided that in the event of a dispute of the Board of Director's determination, the fair market value shall be determined by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen by the Corporation from a panel of persons qualified by education and training to pass on the matter to be decided.

                     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i) (a), (b) or (c) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

      SECOND: That said determination of the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions thereof, relating to the Series A Participating Convertible Preferred Stock and Series B Participating Convertible Preferred Stock, was duly made by the Board of Directors of the Corporation pursuant to the provisions of the Certificate of

Incorporation, in accordance with the provisions of Section 151(a) of the General Corporation Law of the State of Delaware.





      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William Swain, its Chief Financial Officer and Secretary, as of this 25th day of January, 2005.



                              GRAPHON CORPORATION.



                              By:/S/ William Swain
                              ---------------------
                              Name: William Swain
                              Title: Chief Financial Officer and Secretary